Exhibit 99.1

LP Announces Launch of Debt Offering

Nashville, Tennessee, September 7, 2016. Louisiana-Pacific Corporation (“LP”) (NYSE:LPX) today announced that it has commenced an offering of $350 million in aggregate principal amount of senior notes due 2024 (the “Notes”) in an offering exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”).
LP intends to use the net proceeds from the offering, together with cash on hand, to repurchase and/or redeem and retire all of its outstanding 7.500% senior notes due 2020 pursuant to its concurrently announced tender offer, including tender or redemption premiums with respect to such repurchase and/or redemption, and to pay related fees and expenses.
The Notes are being offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act and to certain persons outside of the United States pursuant to Regulation S under the Securities Act. The Notes to be offered have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
This press release shall not constitute an offer to sell or a solicitation of an offer to buy such Notes nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.
About LP
Louisiana-Pacific Corporation is a leading manufacturer of quality engineered wood building materials including OSB, structural framing products, and exterior siding for use in residential, industrial and light commercial construction. From manufacturing facilities in the U.S., Canada, Chile and Brazil, LP products are sold to builders and homeowners through building materials distributors and dealers and retail home centers. Founded in 1973, LP is headquartered in Nashville, Tennessee and traded on the New York Stock Exchange under LPX.
Forward-Looking Statements
This news release contains statements concerning LP’s future results and performance that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The matters addressed in these statements are subject to a number of risks, uncertainties and assumptions that may cause actual results to differ materially from those projected, including, but not limited to, our ability to successfully complete the offering of the Notes; the effect of general economic conditions, including the level of interest rates and housing starts, market demand for the company's products, and prices for structural products; the availability, cost and other terms of capital; the efficiency and consequences of operations improvement initiatives and cash conservation measures; the effect of forestry, land use, environmental and other governmental regulations; the ability to obtain regulatory approvals; and the risk of losses from fires, floods and other natural disasters. These and other factors that could cause or contribute to actual results differing materially from those contemplated by such forward-looking statements are discussed in greater detail in the company's Securities and Exchange Commission filings.